UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2023

Syros Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37813	45-3772460
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 CambridgePark Drive Cambridge, Massachusetts	02140
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 744-1340

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SYRS	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 18, 2023, Syros Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Cowen and Company, LLC and Piper Sandler & Co. (the “Underwriters”) relating to an underwritten offering of 4,939,591 shares (the “Underwritten Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and, in lieu of Common Stock to certain investors who so choose, pre-funded warrants (the “Pre-Funded Warrants”) to purchase 5,242,588 shares of Common Stock (the “Warrant Shares”). All of the Underwritten Shares and Pre-Funded Warrants are being sold by the Company. The offering price of the Underwritten Shares is $4.42 per share, and the offering price of the Pre-Funded Warrants is $4.419 per share underlying each Pre-Funded Warrant and the Underwriters have agreed to purchase the Underwritten Shares from the Company pursuant to the Underwriting Agreement at a price of $4.1548 per share and the Pre-Funded Warrants from the Company pursuant to the Underwriting Agreement at a price of $4.15386 per share underlying each Pre-Funded Warrant. After underwriting discounts and commissions and estimated offering expenses, the Company expects to receive net proceeds from the offering of approximately $42.0 million.

The Underwritten Shares, and the Pre-Funded Warrants and any Warrant Shares will be issued pursuant to a shelf registration statement on Form S-3 that was filed with the Securities Exchange Commission (“SEC”) on April 6, 2023 and declared effective by the SEC on April 28, 2023 (File No. 333-271160). A prospectus supplement relating to the offering has been filed with the SEC. The closing of the offering is expected to take place on December 21, 2023, subject to customary closing conditions.

Each Pre-Funded Warrant will have an exercise price per share of Common Stock equal to $0.001 per share. The exercise price and the number of shares of Common Stock issuable upon exercise of each Pre-Funded Warrant are subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock. Each Pre-Funded Warrant will be exercisable from the date of issuance until exercised in full. The Pre-Funded Warrants will provide that a holder of Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants if such holder, together with its affiliates, would beneficially own in excess of either 4.99%, 9.99% or 19.99%, as selected by the holder of such Pre-Funded Warrants, of the number of shares of the Common Stock outstanding immediately after giving effect to such exercise; provided, however, that each holder may increase or decrease such beneficial ownership limitation upon 61 days’ notice to the Company, but not to any percentage in excess of 19.99%.

A copy of the Underwriting Agreement and Form of Pre-Funded Warrant are attached as Exhibit 1.1 and Exhibit 4.1 hereto, respectively, and are incorporated herein by reference. The foregoing descriptions of the Underwriting Agreement and the Pre-Funded Warrants do not purport to be complete and are qualified in their entirety by reference to such exhibits.

A copy of the legal opinion and consent of Wilmer Cutler Pickering Hale and Dorr LLP relating to the Shares, the Pre-Funded Warrants and the Warrant Shares is attached as Exhibit 5.1 hereto.

Item 8.01	Other Events.

The full text of the press release announcing the pricing of the underwritten public offering on December 19, 2023 is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated December 18, 2023, by and among Syros Pharmaceuticals, Inc., Cowen and Company, LLC and Piper Sandler & Co.

4.1	Form of Pre-Funded Warrant.

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).

99.1	Press Release issued December 19, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYROS PHARMACEUTICALS, INC.

Date: December 19, 2023	By:	/s/ Gerald E. Quirk
Gerald E. Quirk
Chief Legal & Compliance Officer